Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-131427 and 333-215171) on Form S-8 of our report dated May 13, 2022, appearing in this Annual Report on Form 11-K of the Oracle Corporation 401(k) Savings and Investment Plan for the year ended December 31, 2021.

/s/ SENSIBA SAN FILIPPO LLP

Pleasanton, California

May 13, 2022